Exhibit 107

Calculation of Filing Fee Tables

Form S-8
(Form Type)

Exelixis, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered (1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Exelixis, Inc. Amended and Restated 2017 Equity Incentive Plan (Common Stock, par value $0.001 per share)	457(c) and 457(h)	28,500,000	$21.390 (2)	$609,615,000	0.0000927	$56,511
Total Offering Amounts					$609,615,000		$56,511
Total Fee Offsets							—
Net Fee Due							$56,511

(1)    Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional securities that may be offered or become issuable under the Exelixis, Inc. Amended and Restated 2017 Equity Incentive Plan in connection with any stock split, stock dividend, recapitalization or any other similar transaction effected without receipt of consideration, which results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

(2)    Estimated in accordance with Rules 457(c) and 457(h) under the Securities Act, solely for the purposes of calculating the registration fee, based upon $21.390, which is the average of the high and low selling prices of the Registrant’s Common Stock as reported on The Nasdaq Global Select Market on August 4, 2022.